EXHIBIT 4.13

OFFSHORE LOGISTICS, INC.

NONEMPLOYEE DIRECTOR STOCK OPTION AGREEMENT

This Agreement made as of the      day of                      20        , between Offshore Logistics, Inc., a Delaware corporation (the “Company”) and                              (the “Director”).

The Company and Director do hereby make and enter into this Agreement in conformity with the provisions of the Offshore Logistics, Inc. 2003 Nonqualified Stock Option Plan for Nonemployee Directors, as amended (the “Plan”), to provide the Director the opportunity to purchase shares of common stock of the Company, $.01 par value (“Common Stock”), in consideration of the mutual agreements set forth herein and in the Plan. Each capitalized term used in this Agreement and not otherwise defined herein shall have the meaning ascribed to that term in the Plan. The parties agree as follows:

1. Grant of Option. The Company hereby irrevocably grants to the Director the right and option (the “Option”) to purchase all or any part of an aggregate of 5,000 shares of Common Stock, on the terms and subject to the conditions set forth herein and in the Plan. The Plan is incorporated herein by reference as a part of this Agreement. The Option shall not be treated as an incentive stock option within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Purchase Price. The option price per share of Common Stock subject to this Option shall be $19.76 which is the per share “fair market value” (as that term is defined in the Plan) of the Common Stock on the Date of Grant (as that term is defined in the Plan) of the Option.

3. Time for Exercise. Subject to the earlier expiration or termination of the Option as provided in this Agreement or in the Plan, the Option may be exercised at any time and from time-to-time after the date that is six months after the Date of Grant of the Option.

4. Procedure for Exercise. The Option shall be exercised by written notice to the Company at its principal executive office, addressed to the attention of the Chief Executive Officer, setting forth the number of shares with respect to which the Option is to be exercised and specifying the address to which the certificates for such shares are to be mailed. Such notice shall be accompanied by cash or certified check or bank draft payable to the order of the Company in an amount equal to the option price per share multiplied by the number of shares of Common Stock as to which the Option is then being exercised or, at the election of the Director, accompanied by Common Stock held by the Director equal in value to the full amount of the option price (or any combination of cash or such Common Stock). For purposes of determining the amount, if any, of the option price satisfied by payment in Common Stock, such Common Stock shall be valued at its fair market value on the date of exercise in accordance with Section 6(b) of the Plan. Any Common Stock delivered in satisfaction of all or a portion of the option price shall be appropriately endorsed for transfer and assigned to the Company. No fraction of a share of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof.

5. Non-Transferable. The Option shall not be assignable or otherwise transferable by the Director, except by will or by the laws of descent and distribution, and may be exercised during the Director’s lifetime only by the Director.

6. No Rights as Shareholder. The Director shall not have any rights as a shareholder with respect to shares covered by the Option until the date of issuance of a stock certificate representing such shares. Except as otherwise provided in Section 11 of the Plan, no adjustment for dividends, or otherwise, shall be made if the record date therefore is prior to the date of issuance of such certificate.

7. Termination of Option. The Option shall expire or terminate in accordance with this Section 7, and as otherwise provided in this Agreement or in the Plan.

(a) Upon the Director’s ceasing to be a Nonemployee Director (as that term is defined in the Plan) of the Company for cause, the Director’s Option shall terminate immediately. For purposes of this Section, “cause” shall mean a breach of the Director’s fiduciary duty as a director of the Company or conviction of a felony or a crime involving moral turpitude.

(b) Upon the Director’s ceasing to be a Nonemployee Director (as that term is defined in the Plan) as a result of retirement, disability or death, or as a result of the Director’s becoming employed by the Company or a subsidiary of the Company, the Option shall terminate (i) one year from the date of retirement, disability or death or (ii) three months from the date such employment begins, whichever is applicable; provided, however, that if subdivision (ii) of this paragraph applies and the Director dies during such three-month period, the Option (or portion thereof remaining unexercised) shall terminate one year from the date of employment. Notwithstanding the foregoing, however, in no event shall the period during which the Option may be exercised extend beyond the expiration of the term of the Option.

(c) Upon the Director’s ceasing to be a Nonemployee Director for any reason other than for cause (as hereinabove defined) or as a result of retirement, disability, death or his employment by the Company or a subsidiary, the Director shall be entitled to exercise any outstanding portion of his Option for a period of three months from the date he ceases to be a Nonemployee Director; provided, however, that should the Director die during such three-month period, such Options shall terminate one year from the date the Director ceased to be a Nonemployee Director.

8. Compliance with Law; Purchase for Investment. No shares shall be issuable upon the exercise of the Option unless the Company shall have determined that the issuance complies with applicable law. Unless the Option and shares of Common Stock subject to the Plan have been registered under the Securities Act of 1933, as amended, no shares shall be issuable upon exercise of the Option unless the Company has determined that such registration is unnecessary and, if deemed necessary by the Company, the Director exercising the Option has represented in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company may require that any certificates of shares issued upon exercise of the Option bear a legend restricting transfer thereof on such terms as the Company may determine, and the Company may instruct its transfer agent to “stop transfer” of any such shares on such terms as the Company deems appropriate.

9. Government Regulations. The Plan, the grant and exercise of the Option thereunder, and the obligation of the Company to sell and deliver shares under the Option, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan shall be administered and interpreted in order that the Plan, the grant and exercise of options under the Plan, including the Option, and this Agreement shall comply with the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

In witness whereof, the Company has caused this Agreement to be duly executed by its officer, duly authorized, and the Director has executed this Agreement, all as of the day and year first above written.

OFFSHORE LOGISTICS, INC.

By:	/S/ GEORGE M. SMALL
George M. Small
President, Chief Executive Officer

DIRECTOR:

/S/